Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of July 8, 2011 (“Closing Date”), to be effective, to the greatest extent possible, at 12:01 A.M. on July 1, 2011 (“Effective Time”), by and among ELEETS LOGISTICS, INC., a Florida corporation (“Buyer”), AUTOINFO, INC., a Delaware corporation (“AutoInfo”), SUNTECK TRANSPORT CO., INC., a Florida corporation (“STCo”), RAILPORT SERVICES, INC., a Florida corporation (“Railport”), ELEETS TRANSPORTATION COMPANY, INC. a Florida corporation (“Seller”) and ALLEN J. STEELE (“Steele”).

FACTUAL BACKGROUND

A.          AutoInfo is the parent company of Sunteck Transport Group, Inc. (“Sunteck”), a non-asset North American logistics and freight management provider.  Buyer, STCo and Railport are subsidiaries of Sunteck.  Sunteck and its subsidiaries operate as the “Sunteck Transport Group.”

B.           Steele is the founder, CEO and majority shareholder of Seller.  The Seller operates three separate business units.

C.           Seller’s first business unit is the “E Trucks” Division, which operates an asset-based trucking business.  E Trucks currently leases 55 tractors from Kenworth and 130 trailers from Wells Fargo and has 30 owner-operators.  E Trucks has terminals at 900 Canal Street, Jacksonville, Florida (“Canal Street Facility”) and in Orangeburg, South Carolina and Charleston, South Carolina.  (For purposes of this Agreement, Seller’s E Trucks Division is referred to as “E Trucks Business Unit.”)

D.           Seller’s second business unit is the “Brokerage and Logistics Division,” which operates a non-asset freight brokerage and forwarding, intermodal, preprint, LTL and logistics business.  The Brokerage and Logistics Division has offices at 3131 St. Johns Bluff Road South, Jacksonville, Florida and in Atlanta, Georgia, Cleveland, Ohio and Philadelphia, Pennsylvania.  The Brokerage and Logistics Division currently has approximately 100 employees and 4 agents.  (For purposes of this Agreement, Seller’s Brokerage and Logistics Division is referred to as the “Brokerage Business Unit.”)

E.           Seller’s third business unit is the “Truck Agent Division,” which operates a freight agent business and has approximately 15 agents.  The Truck Agent Division has approximately 13 employees and is located at the Canal Street Facility.  (For purposes of this Agreement, Seller’s Truck Agent Division is referred to as the “Truck Agent Business Unit.”)

F.           The Sunteck Transport Group and Seller have had extensive business and financial relationships since Seller’s founding in 2007.  Exhibit A to this Agreement contains a list  of the parties’ various contracts and agreements.  (For purposes of this Agreement, the various contracts, mortgages, security agreements, guaranties and other instruments and agreements between the parties prior to the date hereof are collectively referred to as the “Pre-Closing Agreements.”)

G.           Buyer desires to purchase the assets and business of Seller’s Truck Agent Business Unit in exchange for the cancellation of certain indebtedness owed by Seller to Buyer or other members of Sunteck Transport Group.  In connection with the sale, the parties desire to restructure their business relationships, terminate the Pre-Closing Agreements (with certain exceptions as set forth herein) enter into a new Truck Agent Agreement and a new Brokerage Agreement.

H.           Steele will execute an amended and restated personal guaranty of Seller’s obligations to Buyer.  Steele’s pre-closing mortgages and security interest granted to Buyer and STCo on the property known as the “Restaurant Property”; the “11-Acre Baldwin Property”; the “Ramoth Lot”; and the “Beach House” shall continue in place to secure Steele’s Amended and Restated Unconditional Guaranty.

I.           On or before December 31, 2011, Seller will arrange substitute financing arrangements and terminate the post-Closing Truck Agent Agreement and the post-Closing Brokerage Agreement, provided, however, that the Truck Agent Agreement shall continue through December 31, 2011 even if substitute financing is closed sooner.  At the time of refinancing, Seller will repay all outstanding advances from and other amounts due to Buyer and its affiliates.  Seller shall remain liable for contingent obligations to Buyer and its affiliates for amounts due or arising under either or both the Truck Agent Agreement or the Brokerage Agent Agreement.  Buyer and Sunteck shall release Steele’s mortgage and security interest on all of the real property and interests that secure Seller’s obligations at that time of closing on the substitute financing facility.  Simultaneously with the termination of the post-Closing Truck Agent Agreement and post-Closing Brokerage Agreement, Buyer and will transfer and assign to Seller the motor carrier authority and freight forwarding authority used in connection with Seller’s E Trucks Business Unit and Brokerage Business Unit and Buyer and Railport shall cease using the “Eleets” name.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.	Purchase and Sale of Assets.

1.01        Purchase of Assets.  On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 7), which shall occur simultaneously with the execution and delivery of this Agreement, and effective to the greatest extent possible as of the Effective Time, Buyer shall purchase and acquire from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all of Seller’s right, title and interest in and to all of the assets and properties, tangible and intangible, owned, held or used in connection with the Truck Agent Business Unit, except for Excluded Assets (as defined in Section 1.03), free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever (“Encumbrances”), all of such assets and properties being hereinafter collectively referred to as the “Purchased Assets.”

1.02        List of Assets.  The Purchased Assets shall include, without limitation, all of Seller’s right, title and interest in and to:

(a)           All of Seller’s rights in contracts with agents and other parties relating to the operation of the Truck Agent Business Unit;

(b)           The office furniture, office equipment and computers identified on Schedule 1.02(b);

(c)           All financial books, accounting records, files, tax records, lists (including customer lists, agent lists, prospective agent lists, driver lists, and prospective driver lists) and other records and data of Seller which relate to the Truck Agent Business Unit;

(d)           The telephone and facsimile numbers identified on Schedule 1.02(d);

(e)           The goodwill of the Truck Agent Business Unit;

(f)           All rights and privileges of Seller under and pursuant to any contract or agreement of any nature whatsoever, necessary to operate the Truck Agent Business Unit in the manner presently operated and to enable Buyer to continue to conduct the operations of Truck Agent Business Unit as it is presently being conducted which shall be the Assumed Contracts; and

(g)           The information system and application Carrier Agent Tracking System otherwise referred to as C.A.T.S.

1.03        Excluded Assets.  Notwithstanding Section 1.01, the following assets of Seller are expressly excluded from the Purchased Assets (collectively, “Excluded Assets”):

(a)           Any right to use or interest in Smart SCM software or equity in Smart SCM;

(b)           Seller’s computer system and software, except for shrinkwrap software loaded on personal computers identified on Schedule 1.02(b); provided that as part of the parties’ good faith cooperation during the post-Closing transition, Seller will provide use of its computer system and IT support personnel, as appropriate to prevent disruption of the business.

(c)           Seller’s assets used primarily for the E Trucks Business Unit and the Brokerage Business Unit; provided that as part of the parties’ good faith cooperation during the post-Closing transition, Seller and Buyer will provide one another access and use of assets that may be used by more than one of Seller’s business units, as appropriate to prevent disruption of the respective businesses; and

(d)           The trade name “Eleets” and related trademarks; provided Seller will permit Buyer reasonable use of the name during the post-Closing transition, as appropriate to prevent disruption of the Business.

2.	Purchase Price.

2.01        Purchase Price.  The aggregate consideration to be paid by Buyer (the “Purchase Price”) for and in consideration of the sale and transfer of the Purchased Assets as provided herein and for the covenant not to compete set forth in Section 6.04 hereof (the “Covenant Not to Compete”) shall consist of the following:

(a)           AutoInfo, Buyer and STCo hereby irrevocably and unconditionally release, cancel and discharge and shall cause their affiliates to release, cancel and discharge Seller from all indebtedness represented by the balance of the line of credit in the amount outstanding as of May 31, 2011 (as adjusted below) together with all senior notes, subordinated notes and other loans and advances owed by Seller to Buyer and its affiliates (collectively, the “Discharged Indebtedness”).  The parties estimate that the amount of the Discharged Indebtedness to be approximately $9,365,367, although in the event of an error in the calculation of the total debt, the parties intend to discharge, cancel and release the full amount of such Discharged Indebtedness. Seller and Steele, and their respective affiliates, hereby irrevocably and unconditionally release, cancel and discharge Buyer, AutoInfo, and STCo from all claims, demands, and actions of any kind for commissions, compensation, bonuses or other payments of any kind or nature arising under any prior agreement of the Buyer and Seller and / or their respective affiliates, specifically excluding the new Independent Contractor Brokerage Agent Agreement and the new Truck Agent Agreement.

(b)           AutoInfo, Buyer and STCo hereby irrevocably and unconditionally release and discharge Seller and Steele and shall cause their affiliates to release and discharge Seller from further financial responsibility for (i) bad debts on the outstanding accounts receivable at June 30, 2011, except for any accounts receivable totaling $25,000 or more for a single customer billing account that are discharged or reduced through a bankruptcy proceeding, including preference payment recovery actions and (ii) net (of insurance) exposure on all cargo claims for all shipments for which a claim is filed by June 30, 2011.    For the avoidance of doubt, the May 31, 2011 balance of the line of credit which is released above includes an additional charge of approximately $400,000 for due from agent/drivers net of appropriate reserves/holdbacks and approximately $200,000 of bad debt reserves.

(c)           The termination of the Pre-Closing Agreements as provided in Section 3.02 below.

2.02        Change in Line of Credit Balance Between May 31, 2011 and Effective Time.  In the event the line of credit balance increased between May 31, 2011 and the Effective Time, Seller shall repay Buyer for the amount of the increase in six equal, consecutive monthly payments from July through December, 2011.  In the event the line of credit balance decreased between May 31, 2011 and the Effective Time, Buyer shall promptly pay Seller the amount of such decrease.

2.03        Allocation of Purchase Price.  The parties agree that the Purchase Price shall be allocated for all tax purposes as agreed by the parties within a month following Closing in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.  All tax returns, including IRS Form 8594, shall be prepared and filed consistent with such agreement of Buyer and Seller.

3.	Post-Closing Obligations.

3.01        Assumption and Exclusion.

(a)           Upon the transfer of the Purchased Assets to Buyer on the Closing Date, Buyer shall (except as may otherwise be specifically agreed to in any other provision of this Agreement) assume and agree to pay, perform and discharge those obligations and liabilities of the Truck Agent Business Unit and that arise from and after the Closing Date .

(b)           Except as expressly assumed by Buyer pursuant to Section 3.01(a) hereof, Buyer shall not assume or pay, perform or discharge, nor shall Buyer be responsible (directly or indirectly) for, any debts, obligations, accounts or trade payables, or any other liabilities (including, without limitation, liabilities related to the Seller’s Business which are unrelated to Truck Agent Business Unit, bulk sales liabilities, liabilities to pay transfer taxes, liabilities or obligations arising out of any pre-Closing breach by Seller of any Assumed Contract or related to any Excluded Contracts, liabilities related to any Employees (as defined in Section 4.06 below) that relate to or arise out of any time period prior to the Closing Date and liabilities related to violations of laws or tortious acts of Seller or the Business), all of the foregoing being referred to as (“Excluded Liabilities”).

3.02        Termination of Certain Pre-Closing Agreements.

(a)           Except as expressly provided in Section 3.02(b), all Pre-Closing Agreements between the parties and their respective affiliates are hereby unconditionally and irrevocably terminated, canceled, released and are of no further force and effect.  For the avoidance of doubt, the terminated Pre-Closing Agreements include, without limitation:

(i)	Any obligation of Buyer to loan money to Seller;

(ii)
Unconditional Guaranty of Payment and Performance dated January 1, 2009 by Allen J. Steele, as guarantor, in favor of Buyer (which is being replaced by an Amended and Restated Unconditional Guaranty of Payment and Performance);

(iii)	Any option or right of Buyer or its affiliates to acquire any equity interest in Seller;

(iv)	Any ownership interest in Smart SCM, or right to use Smart SCM software.

(b)           Notwithstanding the foregoing, the following Pre-Closing Agreements (or portions thereof) shall survive and remain in full force and effect:

(i)	The Mortgage and Security Agreement dated October 1, 2007 by the Allen J. Steele Revocable Trust dated June 20, 2002, as mortgagor in favor of Buyer and STCo, as mortgagee;

(ii)
The Pledge and Security Agreement (Limited liability Company Interest) dated December 18, 2008 between Steele Worx, Inc., as debtor, and Buyer, as lender, pledging an interest in F.T.E. (the 11-Acre Baldwin Property);

(iii)	The Notice of Future Advances and Mortgage Modification and Mortgage Spreading Agreement dated December 18, 2008 (in connection with the Restaurant Property and Ramoth Lot);

(iv)	The obligations of Seller specifically identified in Section 3 and elsewhere of and in the new Brokerage Agent Agreement executed at Closing.

The parties agree to take such actions and execute such documents following Closing as may reasonably be requested to evidence or document termination of the Pre-Closing Agreements.

3.03        New Agreements.

(a)           Buyer and Seller shall enter into a new Independent Contractor Brokerage Agent Agreement on terms satisfactory to both parties.

(b)           Buyer doing business as Eleets Trucking and Seller shall enter into a new Truck Agent Agreement on terms satisfactory to both parties.

(c)           Steele shall enter into the Amended and Restated Unconditional Guaranty of Payment and Performance on terms satisfactory to the parties.

4.	Representations and Warranties of Seller and Steele.

Seller and Steele hereby jointly and severally represent and warrant to and agree with Buyer and Buyer’s affiliates as follows:

4.01        Organization; Good Standing Subsidiaries.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Seller has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.

4.02        Authority and Compliance.  Seller has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate actions.  This Agreement has been duly and validly executed and delivered on behalf of Seller and constitutes a valid obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.  No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required by Seller or any of its shareholders to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of (i) the certificate of incorporation or bylaws of Seller; or (ii) any law, order, rule, regulation, writ, injunction or decree applicable to Seller.

4.03        Assets and Properties.

(a)           Seller has good and valid title to all Purchased Assets, whether tangible or intangible, free and clear of all Encumbrances.

(b)           The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Truck Agent Business Unit in the manner presently operated and will be adequate to enable Buyer to continue to conduct the operations of Truck Agent Business Unit as it is presently being conducted.

4.04        Condition of Assets and Properties.  All machinery, equipment, furniture, fixtures and other tangible personal property included in the Purchased Assets is in good operating condition and repair (ordinary wear and tear excepted) and is fit for its intended purpose.

4.05        Patents, Trademarks, Copyrights, Etc.  The Purchased Assets do not contain any patents or patent rights.

4.06        Employees.

(a)           Set forth on Schedule 4.06 is a complete and accurate list of the names and annual wages or hourly wage rates, of all present employees of Seller who are in active employment on the date hereof (the “Employees”) in the Truck Agent Business Unit. Seller has no employment agreements with any of the Employees that are not terminable at will.

(b)           Schedule 4.06 sets forth a list of all benefits to which any of the Employees set forth on Schedule 4.06 are entitled, including, without limitation, any vacation, sick time, medical, life insurance and severance benefits.  Other than as set forth on Schedule 4.06, Seller does not maintain, contribute to, and is not a party to any “employee benefit plan” (as defined in Section 3(3) of ERISA or any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation, other than workers compensation, unemployment compensation and other government programs, under which Seller has any present or future obligation or liability with respect to the Transferred Employees (as defined in Section 6.02).

(c)           Seller is not a party to any union or collective bargaining agreements covering any of the Employees nor to the knowledge of Seller are there any union organizing efforts by or with respect to any such Employees.

4.07        Litigation.  To the best knowledge of Seller and Steele, there are no claims, actions, suits, legal or administrative proceedings, labor disputes, violations or investigations pending or threatened before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or Seller’s respective directors, Employees, agents or affiliates, involving, affecting or relating to the Truck Agent Business Unit, the Purchased Assets or the transactions contemplated by this Agreement. Neither the Truck Agent Business Unit nor the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory agency or authority or arbitrator, domestic or foreign.

4.08        Compliance with Laws.  To knowledge of Seller and Steele, Seller has owned, leased and used the Purchased Assets, and has operated the Truck Agent Business Unit in material compliance with all applicable laws, regulations, codes, administrative rules, orders and other requirements of all courts and other governmental or regulatory agencies and authorities having jurisdiction over Seller and/or the Purchased Assets.

4.09        Real Property.  The Canal Street Facility is the only real property used or occupied by the Seller in the conduct of the Truck Agent Business Unit.  The Seller has a valid leasehold interest in the Canal Street Facility.  Seller has not assigned, subleased, transferred, conveyed, mortgaged or encumbered any interest in the Canal Street Facility.

4.10        Customers; Suppliers.  To the best knowledge of Seller and Steele, since January 1, 2011, there has not been any termination or cancellation of the business relationship of Seller with any of the major customer or major suppliers of the Truck Agent Business Unit outside the ordinary course of business; and to the best of Steele’s knowledge, there does not exist any facts or circumstances (except for general economic conditions affecting business generally) which have adversely affected or will adversely affect the Truck Agent Business Unit  with such major customers or major suppliers or which have prevented or will prevent such Truck Agent Business Unit  from being carried on after the Closing Date in essentially the same manner as is currently carried on.

4.11        Finder.  There is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller or any of its directors, officers, employees or shareholders.

5.	Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller as follows:

5.01        Organization and Good Standing.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida formation, with full power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.  Buyer has the full power and authority to conduct the Truck Agent Business Unit as now conducted by Seller and to own or lease and operate the Purchased Assets.

5.02        Authority and Compliance.  Buyer has full power and authority to execute and deliver this Agreement. The consummation and performance by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered on behalf of Buyer and constitutes a valid obligation of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (other than operating permits and licenses).

5.03        No Conflict.  The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties or assets is bound; (ii) the certificate of incorporation or by-laws of Buyer; or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to Buyer.

5.04        Finder.  There is no firm, corporation, agency or other entity or person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer or any of its directors, officers, or employees.

6.	Covenants.

6.01        Books, Records, Documents, Instruments, Etc.  Buyer acknowledges and agrees that, for six years following the Closing, Buyer will provide Seller with reasonable access to the financial books, accounting records, files and tax records that constitute a part of the Purchased Assets.  Buyer and its employees shall, at no cost to Buyer, provide reasonable assistance to Seller in locating and reviewing such records.

6.02        Seller’s Payment and Performance of Excluded Liabilities and Excluded Contracts.  Seller agrees to timely and fully pay and discharge the Excluded Liabilities and perform the Excluded Contracts.  Seller further agrees that, from and after the Closing Date, Seller will promptly remit, transfer and/or deliver to Buyer (i) any mail or other communications related to the Purchased Assets or the Assumed Liabilities and (ii) any cash, cash equivalents and instruments of payment relating to the account receivables included in the Purchased Assets or arising out of sales made or business transactions completed by the Truck Agent Business Unit at or after the Closing Date, which are received by Seller.

6.03        Employee Matters.

(a)           On the Closing Date, Buyer shall offer employment (or a consulting arrangement, if applicable) to those employees of Seller set forth on Schedule 6.03 hereto (the “Designated Employees”).  The Buyer shall offer employment on an “at will” basis to each such Designated Employee on such terms and conditions as Buyer, in its sole discretion, shall determine.  All such Designated Employees who accept such offer of employment of Buyer shall become employees of Buyer as of the Closing Date (hereafter the “Transferred Employees”).

(b)           Notwithstanding anything to the contrary contained herein, Buyer may (i) unilaterally change the salary (either by increase or decrease) and/or the title and duties of any Transferred Employee at any time after the Closing Date, and (ii) at Buyer’s sole discretion, change or eliminate any of the plans, policies or arrangements of Buyer applicable to the Transferred Employees, including, without limitation, the plans, policies and arrangements of Buyer referred to in Section 4.06(b).  Seller permanently waives all non-compete, non-solicitation and confidentiality provisions set forth in any employment or consulting agreements with any Transferred Employees with respect to such Transferred Employees’ employment or engagement with Buyer and its affiliates.

6.04        Use of Name.  Buyer hereby agrees that on and after the Closing Date, and not later than March 1, 2012, Buyer shall take all such actions and make all such filings in the State of Florida and any other jurisdiction in which Seller is qualified to do business as are necessary to amend the Buyer’s organizational documents to change it’s name to a name that does not include “Eleets.”  Buyer and AutoInfo further consent and agree that, following the effectiveness of such filings, Buyer, AutoInfo and their affiliates will not use any derivation of Eleets’ name and as between Buyer (and its affiliates) and Seller, Seller will have the exclusive right to use the name “Eleets” and related trademarks.

6.05        Covenant Not to Compete.  For a period of three (3) years from and after the Closing Date, neither Seller nor any affiliate of Seller nor Steele will in (i) the State of Florida; and (ii) the entire United States, directly or indirectly: (A) solicit or deal with any customer of the Truck Agent Business Unit within the scope of the Truck Agent Business Unit (the parties acknowledge various business units may currently work for the same customer, which may continue); (B) hire away, interfere with or attempt to hire away any Transferred Employee of the Truck Agent Business Unit; (C) engage in a truck agent business similar or identical to the Truck Agent Business Unit; (D) hire away, interfere with or attempt to hire away any current or future agent of the Truck Agent Business Unit other than E Trucks and MCETSC; (E) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business directly or indirectly engage in the business conducted by agents of Seller currently operating under the Eleets Trucking and Railport Motor Carrier Authorities with the exception of e-Trucks (including MCETSC). Notwithstanding the foregoing, the parties acknowledge and agree that Seller and Steele will continue to operate the E Trucks Business Unit and the Brokerage Business Unit consistent with past practice.  Seller and Steele shall not directly or indirectly assist or cooperate with or facilitate Stephen Davie (presently a shareholder of Seller) in conducting any business activity which would be prohibited by this provision if conducted by Seller or Steele.  In the event that the provisions of this Section 6.05 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Seller and Steele specifically acknowledge and agree that (x) the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Seller and Steele to comply with such covenant, Buyer would not have entered into this Agreement; (y) the remedy at law for any breach of the foregoing covenant will be inadequate; and (z) Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event Seller, any affiliate of Seller or Steele violates the provisions of this Section 6.05.

6.06        Agreement Regarding Confidentiality.  Seller shall use commercially reasonable, good faith efforts to maintain the confidentiality of the trade secrets and confidential information related to the Truck Agent Business Unit, including any trade secret, formula, process, know-how, business strategies or plans, pricing, customers or customer lists, finances, costs, marketing plans, or any other information relating to the Purchased Assets or the Truck Agent Business Unit that was not, prior to such disclosure, a matter of public knowledge.

6.07        Buyer’s Use of Leased Realty. Seller shall permit and approves Buyer to operate the Truck Agent Business Unit at the location of the Canal Street Facility until December 31, 2011, after which time the Buyer shall surrender and vacate its use of the Leased Realty. The Buyer shall pay monthly rent in the amount of $8,500 (inclusive of  utilities, maintenance and taxes) for the period from Closing through December 31, 2011 and to assist with Seller’s cost of exiting the Canal Street Facility, a termination fee equal to the lesser of  $66,000, which is 50% the contracted termination fee calculation as represented by Seller, or 50% of the actual amount paid by Seller (or Seller’s or Steele’s affiliate) to landlord to terminate the leasehold interest in the Canal Street Facility on December 31, 2011.

7.	Closing.

The closing of this transaction (the “Closing”) shall take place at the offices of Foley & Lardner LLP, Jacksonville, Florida simultaneously with the execution and delivery of this Agreement.  The parties agree that documents may be executed and delivered via pdf or fax with an undertaking to deliver originals after Closing and that the parties are not required to attend in person.  The transactions shall be effective to the greatest extent possible as of the Effective Time.  To the greatest extent possible, the parties intend that the Seller shall have the benefits and burden of ownership and operation of the Truck Agent Business Unit until the Effective Time and the Buyer shall have the benefits and burdens of the ownership and operation of the Truck Agent Business Unit and the Purchased Assets after the Effective Time.

7.01        Documents to be Delivered by Seller and Steele.  At the Closing, Seller and Steele shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)           Bill of Sale.  A bill of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

(b)           Truck Agent Agreement.  The new Truck Agent Agreement between Buyer doing business as Eleets Trucking and Seller.

(c)           Brokerage Agent Agreement.  The new Brokerage Agent Agreement between Seller and Buyer.

(d)           Steele’s Personal Guaranty.  The Amended and Restated Unconditional Guaranty of Payment and Performance by Steele in favor of Buyer.

7.02        Documents to be Delivered by Buyer.  At the Closing, Buyer and AutoInfo shall deliver or cause to be delivered to Seller and Steele the following documents, in each case duly executed or otherwise in proper form:

(a)           Truck Agent Agreement.  The new Truck Agent Agreement between  Buyer doing business as Eleets Trucking and Seller.

(b)           Brokerage Agent Agreement.  The new Brokerage Agent Agreement between Seller and Buyer.

7.03        Continuing Duty to Act Reasonably and in Good Faith to Consummate Closing.  The parties acknowledge that the sale of the Truck Agent Business Unit and Purchased Assets and the other transactions contemplated hereby are complex and the parties agree to cooperate after Closing in a commercially reasonable, good faith manner to carry into effect the transactions contemplated hereby and to execute such further and additional documents and to take such further and additional actions as may be reasonably requested in order to carry into effect the foregoing transactions.  In addition, the parties will act in a commercially reasonable, good faith manner to facilitate the orderly and smooth transition of the Truck Agent Business Unit to Buyer without disruption for customers or employees.

8.	Indemnification.

8.01        Indemnification by Buyer.  Buyer and AutoInfo hereby jointly and severally covenant and agree with Seller that they shall reimburse and indemnify Seller and Steele and their successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (“Losses”) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Buyer, AutoInfo, STCo or Railport in this Agreement; (ii) Buyer's failure to timely and fully honor, discharge, pay, fulfill or perform any Assumed Liability; or (iii) the operation of the Truck Agent Business Unit  from and after the Closing Date (each a “Claim”).

8.02        Indemnification by Seller and Steele.  Seller and Steele hereby jointly and severally covenant and agree with Buyer, that they shall reimburse and indemnify Buyer and its successors and assigns (also individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement; (ii) the failure of Seller to timely and fully honor, discharge, pay, fulfill or perform any Excluded Liability; or (iii) the operation of the Truck Agent Business Unit  up to and including the Closing Date (also each a “Claim”).

8.03        Right to Defend, Etc.

(a)           If the facts giving rise to any Claim shall involve any actual action, lawsuit, proceeding, investigation or other claim by any third-party against an Indemnified Party (a “Third-Party Claim”), the indemnifying party shall be entitled to notice of the Third-Party Claim (provided that failure to notify the indemnifying party shall not relieve it of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the indemnifying party is obligated to be greater than such Losses would have been had the Indemnified Party given prompt notice hereunder) and, subject to Section 8.03(b) below, the indemnifying party shall be entitled to defend or prosecute such Third-Party Claim at its expense and through counsel of its own choosing if it advises the Indemnified Party in writing of its intention to do so within thirty (30) days after notice of such Third-Party Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Third-Party Claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith. No settlement of any such Third-Party Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Third-Party Claim and has elected not to do so, in that case settlement may be made without the consent of the indemnifying party.

(b)           Notwithstanding Section 8.03(a) hereof, the indemnifying party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (iii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) upon petition by the Indemnified Party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such Third-Party Claim.

9.	General Provisions.

9.01        Survival of Representations, Warranties, Covenants, and Agreements.  The representations and warranties contained in this Agreement and claims based thereon, shall survive for a period of five (5) years following the Closing Date.  If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival then, and in such event, such claim shall survive until finally resolved.

9.02        Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.  The parties shall equally split all transfer taxes (including sales taxes due by reason of the acquisition of the Purchased Assets).  Seller will provide a copy of the tax return related thereto for Buyer’s review and input prior to filing and provide confirmation of such filing.

9.03        Notices.  All notices, requests, demands and other communications which are required to be or may be given under this Agreement by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) the day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, in each case to the party to whom the same is so given or made at the following address:

If to Buyer addressed to:	AutoInfo, Inc.
6413 Congress Avenue, Suite 260
Boca Raton, Florida 33487
Attn: Chief Executive Officer

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
Attn: Kenneth S. Rose, Esq.

If to Seller addressed to:	Allen J. Steele
3131 St Johns Bluff Rd.
Jacksonville, FL 32246

with a copy to	Foley Lardner
One Independent Drive
Jacksonville, Florida 32202-5017
Attn: Gardner Davis, Esq.

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

9.04        Assignability and Amendments.  This Agreement shall not be assignable by any of the parties hereto; provided, however, that Buyer may assign this Agreement to any successor-in-interest, whether through a transfer of Buyer’s assets or equity. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

9.05        Entire Agreement.  This Agreement, the Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

9.06        Waivers, Remedies.  Any condition or obligation of any party hereto may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby.  A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

9.07        Counterparts.  This Agreement may be executed in two or more counterparts, (including facsimile or .pdf counterparts) each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.08        Headings.  All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken in its entirety.

9.09        Severability.  If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such provision (or any part thereof) shall be interpreted to the maximum extent in all aspects as to which it may be valid and enforceable, as determined by such court, and such holding shall in no way affect the validity of the remainder of this Agreement.

9.10        No Third Party Beneficiaries.  Nothing contained in this Agreement shall be deemed to confer rights on any person or entity or to indicate that this Agreement has been entered into for the benefit of any such person or entity other than the parties hereto.

9.11        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions.

9.12        Binding Effects.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

9.13        Construction.  The parties have participated jointly in negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.14        Consent to Foley & Lardner LLP’s Representation of Steele and Seller.  The parties acknowledge that Foley & Lardner LLP has represented Sunteck Transportation Group and its affiliates in various matters unrelated to Sunteck’s business relationships with Seller.  The parties hereby unconditionally and irrevocably consent to and waive any conflict of interest and agree that Foley & Lardner LLP may represent Seller and Steele in connection with the drafting and negotiation of this Agreement and in connection with the transactions contemplated by this Agreement and the documents delivered at Closing.

9.15        Further Assurances.  At any time after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.  The Seller shall not file or consent to any liquidation, dissolution, bankruptcy or similar action for at least six months after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Closing Date, to be effective, to the greatest extent possible, as of the Effective Time.

ELEETS LOGISTICS, INC.

By:
Name:
Title:

AUTOINFO, INC.

By
Name:
Title:

SUNTECK TRANSPORT CO., INC.

By:
Name:
Title:

RAILPORT SERVICES, INC.

By:
Name:
Title:

ELEETS TRANSPORTATION COMPANY, INC.

By:
Name:	Allen J. Steele
Title:	President

ALLEN J. STEELE

JOINDER FOR PURPOSE OF
CONSENTING TO TERMINATION OF
CERTAIN PRE-CLOSING AGREEMENTS

The undersigned have signed below for the limited purpose of consenting and agreeing to the termination of the Pre-Closing Agreements as provided in Section 3.02 above.

SUNTECK TRANSPORT CARRIERS, INC.,
a Florida corporation

By
Name:
Title:

SUNTECK TRANSPORT GROUP, INC.,
a Florida corporation

By
Name:
Title:

STEELE WORX, INC., a Florida corporation

By
Name:
Title:

THE ALLEN J. STEELE REVOCABLE TRUST DATED JUNE 20, 2002

By
Name:
Title:	Trustee